Exhibit 10.1(b)
EXECUTION COPY
SUB-ADVISORY AGREEMENT
          This SUB-ADVISORY AGREEMENT is made as of July 10, 2006 (this “Agreement”) by and among Crystal River Capital, Inc., a Maryland corporation (the “Company”), Hyperion Brookfield Crystal River Capital Advisors, LLC, a Delaware limited liability company (the “Manager”), and Brookfield Crystal River Capital L.P., a Manitoba limited partnership (the “Sub-Advisor”).
WITNESSETH:
          WHEREAS, pursuant to the terms of a Management Agreement, dated as of March 15, 2005 (the “Management Agreement”), between the Company and the Manager, the Company has retained the Manager for the purpose of providing day-to-day management and administrative services to the Company;
          WHEREAS, the Company and the Manager desire to retain the Sub-Advisor for the purpose of providing advisory services to the Company in connection with the Company’s investment, directly or indirectly, in (i) commercial real property or non-securitized commercial real estate financing instruments, (ii) power generation assets, (iii) timberlands, (iv) other physical infrastructure assets, (v) private equity investment funds and (vi) any other alternative asset category designated by the Board of Directors (as hereinafter defined), all as hereinafter further provided; and
          WHEREAS, the Sub-Advisor is willing to render such services on the terms and conditions hereinafter set forth;
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
     1. Definitions.
          (a) “Affiliate” shall mean, with respect to any Person, any Person Controlling, Controlled by, or under common Control with, such Person, but for purposes of Section 11 of this Agreement, with respect to the Sub-Advisor shall not include the Manager, any Person controlled by the Manager or any director or officer of the Manager in such capacity.
          (b) “Agreement” has the meaning assigned thereto in the introductory paragraph hereof.
          (c) “Alternative Assets” means (i) electric power generation facilities (including hydroelectric, gas- and coal- fired power plants and wind and emerging alternative forms of power generating facilities), and debt or equity securities issued by, or other equity interests (including joint venture interests) in, companies primarily engaged in the operation or development of such facilities, (ii) timberlands and timber, directly or through freehold or leasehold interests, and debt or equity securities issued by, or other equity interests (including joint venture interests) in, companies primarily engaged in the ownership or operation of timberlands, (iii) other physical infrastructure assets and debt or equity securities issued by, or other equity interests (including joint venture interests) in, companies primarily engaged in the operation or development of physical infrastructure assets, (iv) private equity investment funds, including any sponsored by Affiliates of the Sub-Advisor, and (v) any other alternative asset category designated by the Board of Directors.
          (d) “Applicable Asset” means any particular asset in which the Company invests or that is proposed for investment by the Sub-Advisor, in either case that falls into the category of a Commercial Real Estate Asset or an Alternative Asset.
          (e) “Bankruptcy” shall mean, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty-day period or (d) the entry against it of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect.
          (f) “Board of Directors” means the Board of Directors of the Company. Unless otherwise specified herein, and except as prohibited or restricted by law or the articles of incorporation or by-laws of the Company as from time to time in effect, any reference herein to any action, approval or authorization of the Board of Directors shall include action, approval or authorization of (i) a committee of the Board of Directors duly authorized by the Board of Directors to act on its behalf in respect of such action, approval or authorization or (ii) a committee of the Company established by the Board of Directors and including at least one director and such other individuals serving as officers of, or otherwise associated with, the Company, the Manager, the Sub-Advisor and/or any other sub-advisor to the Company retained by the Company as are selected by the Board of Directors.
          (g) “Code” means the Internal Revenue Code of 1986, as amended.
          (h) “Commercial Real Estate Assets” means (i) direct ownership of commercial real properties, (ii) common and preferred equity securities issued by real estate investment trusts investing primarily in commercial real properties, (iii) equity securities issued by, or other equity interests (including joint venture interests) in, companies the principal assets of which are commercial real properties and (iv) non-securitized commercial real estate debt financing instruments, including whole mortgage loans, construction loans and other loans (such as “bridge” loans, “mezzanine” loans and “B notes”) secured by commercial real properties or primarily dependant for the repayment thereof on the operation of or other realization on commercial real property (whether constructed or under construction).

          (i) “Company” has the meaning assigned thereto in the introductory paragraph hereof; provided that all references herein to the Company shall, except as otherwise expressly provided herein, be deemed to include any Subsidiaries of Crystal River Capital, Inc.
          (j) “Company Account” has the meaning assigned thereto in Section 5.
          (k) “Control” shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person without the consent or approval of any other Person.
          (l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          (m) “GAAP” means generally accepted accounting principles in effect in the U.S. on the date such principles are applied consistently.
          (n) “Governing Instruments” means, with respect to any Person, the articles of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and partnership agreement in the case of a general or limited partnership or the articles of formation and operating agreement in the case of a limited liability company.
          (o) “Hyperion Brookfield” means Hyperion Brookfield Asset Management, Inc.
          (p) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Company, the Manager or Hyperion Brookfield and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, at any time during which any securities of the Company are listed on the New York Stock Exchange, the rules of the New York Stock Exchange as may be in effect from time to time.
          (q) “Investment Company Act” means the Investment Company Act of 1940, as amended.
          (r) “Investment Guidelines” means the general parameters and policies relating to Investments as established by the Board of Directors as the same may be modified from time-to-time.
          (s) “Investments” means the investments of the Company.
          (t) “Management Agreement” has the meaning assigned thereto in the first recital hereof.
          (u) “Manager” has the meaning assigned thereto in the introductory paragraph hereof.
          (v) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          (w) “REIT” means a corporation or trust which qualifies as a real estate investment trust in accordance with Sections 856 through 860 of the Code and the Treasury Regulation promulgated thereunder.
          (x) “Sub-Advisor” has the meaning assigned thereto in the introductory paragraph hereof.
          (y) “Sub-Advised Portfolio” has the meaning assigned thereto in Section 2(a).
          (z) “Subsidiary” means any subsidiary of the Company, any partnership, the general partner of which is the Company or any subsidiary of the Company and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.
          (aa) “Treasury Regulations” means the Procedures and Administration Regulations promulgated by the U.S. Department of Treasury under the Code, as amended.
     2. Retention and Duties of Sub-Advisor.
          (a) The Manager hereby retains the Sub-Advisor to advise the Company with respect to the investment of a portion of the Company’s assets in Commercial Real Estate Assets and Alternative Assets, to provide investment research and advice with respect to Commercial Real Estate and Alternative Assets, to supervise and arrange the purchase or other acquisition of such investments for, and the sale or other disposition of such investments held in, the Company’s investment portfolio (the portion of the Company’s portfolio consisting of Commercial Real Estate Assets and Alternative Assets is referred to herein as the “Sub-Advised Portfolio”), subject to the further terms and conditions set forth in this Agreement (including the authorization requirements of Section 4), and the Sub-Advisor hereby agrees to perform each of the duties set forth herein in accordance with the provisions of this Agreement.
          (b) Subject to the further terms and conditions set forth in this Agreement, the Sub-Advisor will perform (or cause to be performed) such services and activities relating to the Sub-Advised Portfolio as is appropriate, including:
               (i) supervising and managing the investment and reinvestment of, the Sub-Advised Portfolio and, in connection therewith, making recommendations relating to the purchase and sale of Applicable Assets for the Company and to the vote, exercise of consents, and exercise of all other rights appertaining to such assets owned by the Company;
               (ii) supervising continuously the investment program of the Company as such program pertains to Commercial Real Estate Assets and Alternative Assets and the composition of the Sub-Advised Portfolio; and
               (iii) arranging for the sale of Applicable Assets, or for further investment in Applicable Assets, held in the Sub-Advised Portfolio.

          (c) In the performance of its duties under this Agreement, the Sub-Advisor shall at all times conform to, and act in accordance with, to the extent applicable any requirements imposed by (i) the provisions of the Investment Advisers Act of 1940, as amended (the “Act”), and any rules or regulations in force thereunder, (ii) the Investment Guidelines and other policies adopted and implemented by the Board of Directors of the Company; (iii) any other written directions of the Board of Directors or authorized officers of the Company; and (iv) any other applicable provision of law, including federal, state, county or city regulations.
          (d) The Board of Directors will have sole and absolute discretion to determine the amount or percentage of the Company’s assets to be invested in Commercial Real Estate Assets and Alternative Assets. From time to time, the Board of Directors may, subject to the Investment Guidelines, determine to increase or decrease the amount or percentage of the Company’s assets to be invested in Commercial Real Estate Assets or Alternative Assets. If the Board of Directors determines to increase such amount or percentage, the Sub-Advisor shall recommend for investment such additional funds in Applicable Assets as soon as practicable, or at such later time as the Board of Directors may, subject to the Investment Guidelines, direct, after (i) notice of such increase is given to the Sub-Advisor and (ii) such additional funds are made available for investment. If, on the other hand, the Board of Directors determines to decrease such amount or percentage, the Sub-Advisor shall, as soon as practicable, or at such later time as the Board of Directors may direct, after notice of such decrease is given to the Sub-Advisor, liquidate that portion of the Sub-Advised Portfolio required for the Sub-Advised Portfolio to represent the desired amount or percentage of the Company’s assets and cause the proceeds of liquidation of such assets to be available to the Company.
          (e) Financing assets in the Sub-Advised Portfolio and related hedging of exposure, if any, will be undertaken by the Manager in consultation with the Sub-Advisor.
          (f) The Sub-Advisor is authorized, for the purchase and sale of the securities in the Sub-Advised Portfolio, to employ such securities brokers or dealers as may, in the judgment of the Sub-Advisor, implement the policy of the Company to obtain the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Sub-Advisor is authorized to direct the execution of the Sub-Advised Portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Sub-Advisor to be useful or valuable to the performance of its investment advisory functions for the Sub-Advised Portfolio. In addition, the Sub-Advisor may give proper instructions to any custodian of the Company’s assets in connection with the purchase or sale of Applicable Assets. The Manager, upon the Sub-Advisor’s request, shall confirm such authority of such custodian.
          (g) The Sub-Advisor shall assist the Manager in the preparation of ongoing reports to the Board of Directors that review the Company’s acquisitions of Applicable Assets, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Directors.
          (h) The Sub-Advisor shall cooperate with the Manager and the Company in all matters pertaining to its performance hereunder and under agreements among the Manager,

the Company and other sub-advisors, including, without limitation: (i) timely reporting of all transaction information; (ii) responding in a timely manner to all reasonable requests for information from the Manager and the Company and (iii) meeting with staff of the Manager and the Company as requested.
          (i) The Sub-Advisor shall not be required to expend money in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by the Sub-Advisor hereunder.
          (j) In performing its duties under this Section 2, the Sub-Advisor shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Sub-Advisor at the Company’s sole cost and expense.
          (k) The Company shall pay all expenses, and reimburse the Sub-Advisor for the Sub-Advisor’s expenses incurred on its behalf, in connection with any such services to the extent such expenses are reimbursable by the Company to the Sub-Advisor pursuant to Section 9 herein.
     3. Dedication; Other Activities.
          (a) The Sub-Advisor shall cause its officers and employees to devote such of their time to the provision of services to the Company as the Sub-Advisor deems reasonably necessary and appropriate for the proper performance of all of the Sub-Advisor’s duties hereunder. The Company shall have the benefit of the Sub-Advisor’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, the Sub-Advisor shall not undertake activities which, in its reasonable judgment, will substantially adversely affect the performance of its obligations under this Agreement.
          (b) Except to the extent set forth in clause (a) above, nothing herein shall prevent the Sub-Advisor or any of its Affiliates or any of the officers and employees of any of the foregoing from engaging in other businesses or from rendering services of any kind to any other Person, including investment in, or advisory services to others investing in, any type of real estate, real estate-related investment or non-real estate-related investment, including investments which meet the principal investment objectives of the Company.
     4. Agency; Authority. Subject to Section 7(a), the Sub-Advisor shall act as the agent of the Company in originating, acquiring, financing and disposing of Applicable Assets and, in connection therewith, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s directors, officers, employees or other representatives or assets and the Sub-Advisor shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement; provided, however, that, except as otherwise provided by directions or in accordance with guidelines adopted by the Board of Directors, the acquisition or other investment of the Sub-Advised Portfolio in an Applicable

Asset, the sale or other disposition of an Applicable Asset and any Material Transaction (as hereinafter defined) in respect of an Applicable Asset shall require the prior authorization of the Board of Directors. A “Material Transaction” shall mean any transaction defined as such by the Board of Directors.
     5. Custody of Applicable Assets. Nothing in paragraph 4 hereof shall be deemed to authorize the Sub-advisor to take or receive physical possession or custody of any assets of the Company including, Applicable Assets or cash, it being intended that sole responsibility for safekeeping of such assets shall rest with such custodians as designated by the Company.
     6. Book and Records; Confidentiality.
          (a) The Sub-Advisor shall maintain appropriate books of account, records data and files (including without limitation, computerized material) (collectively, “Records”) relating to the Company’s investments in Applicable Assets or otherwise generated or obtained by the Sub-Advisor in performing its obligations under this Agreement, and such Records shall be accessible for inspection by representatives of the Company at any time during normal business hours. The Sub-Advisor shall have full responsibility for the maintenance, care and safekeeping of all Records.
          (b) The Sub-Advisor shall keep confidential any nonpublic information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except: (i) to the Manager and Hyperion Brookfield; (ii) with the prior written consent of the Board of Directors; (iii) to legal counsel, accountants and other professional advisors; (iv) to appraisers, financing sources and others in the ordinary course of the Company’s business of investing in Applicable Assets; (v) to governmental officials having jurisdiction over the Company; (vi) in connection with any governmental or regulatory filings of the Company or (vii) as required by law or legal process to which the Sub-Advisor or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become available through the actions of a Person other than the Sub-Advisor not resulting from Sub-Advisor’s violation of this Section 6(b). The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.
     7. Restrictions; Other Obligations.
          (a) The Company shall not acquire any Investment from, dispose of any Investment to, or make any co-investment with any of its Affiliates (any of the foregoing, a “Related Person”) or any account advised by any Related Person, or borrow funds from or lend funds to any Related Person or invest in any investment vehicle advised by any Related Person unless such transaction is on terms no less favorable than can be obtained on an arm’s length basis from unrelated third parties based on any of (i) prevailing market prices, (ii) other reliable indicators of fair market value or (iii) an independent valuation or appraisal and, in any case, has been approved in advance by a majority of the Independent Directors.

          (b) The Sub-Advisor shall maintain “errors and omissions” insurance coverage and such other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Sub-Advisor under this Agreement with respect to assets similar to the Applicable Assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.
          (c) The Company and the Manager each acknowledge that Sub-Advisor is not registered under the Act or any similar state or non-U.S. law, and is not undertaking by entering into this Agreement to become so registered; it being understood that the Sub-Advisor shall be responsible for determining whether its activities require any such registration. The Sub-Advisor agrees not to accept any engagement to provide investment advisory services to any client or Person other than the Company without the consent of the Company, which consent shall not be unreasonably withheld; it being understood that the foregoing shall not limit in any way the activities of Brookfield Asset Management Inc. or any of its subsidiaries or Affiliates other than the Sub-Advisor.
     8. Compensation. The Manager shall pay the Sub-Advisor an annual fee equal to 20% of the sum of the base management fees and incentive management fees received by the Manager from the Company pursuant to the Management Agreement for the applicable year as reasonably as practicable following receipt of such base management fees and incentive management fees. The Manager shall make available the monthly calculation of the fee to the Sub-Advisor as reasonably as practicable following the last day of each calendar month. The Manager shall pay the Sub-Advisor 20% of any termination fee received by the Manager from the Company pursuant to the Management Agreement as reasonable as practicable following receipt of any such termination fee.
     9. Expenses. Each of the Company, the Manager and the Sub-Advisor shall bear all of its respective operating expenses, except those specifically required to be borne by the Manager under the Management Agreement and those required to be borne by the Sub-Advisor. The expenses required to be paid by the Company include, but are not limited to:
          (a) issuance and transaction costs incident to the acquisition, disposition and financing of Investments;
          (b) legal, regulatory, compliance, tax, accounting, consulting, auditing and administrative fees and expenses;
          (c) the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;
          (d) the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing costs, etc.);
          (e) expenses associated with other securities offerings of the Company;
          (f) expenses relating to the payment of dividends;

          (g) expenses connected with communications to holders of the Company’s securities and in complying with the continuous reporting and other requirements of the Securities and Exchange Commission and other governmental bodies;
          (h) transfer agent and exchange listing fees;
          (i) the costs of printing and mailing proxies and reports to the Company’s stockholders;
          (j) costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for the Company;
          (k) costs and out of pocket expenses incurred by directors, officers, employees or other agents of the Manager for travel on the Company’s behalf;
          (l) the costs and expenses incurred with respect to market information systems and publications, research publications and materials;
          (m) settlement, clearing, and custodial fees and expenses;
          (n) the costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency, all taxes and license fees and all insurance costs incurred on the Company’s behalf; and
          (o) expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for the Company or separate from offices of the Manager or the Sub-Advisor.
          The Sub-Advisor is not entitled to be reimbursed for wages, salaries and benefits of its officers and employees. Subject to any required approval of the Board of Directors, the Sub-Advisor may retain third parties including accountants, legal counsel, real estate underwriters, brokers, among others, on the Company’s behalf, and be reimbursed for such services. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
     10. Expense Reports and Reimbursements. The Sub-Advisor shall prepare a statement documenting the operating expenses of the Company incurred by the Sub-Advisor on behalf of the Company during each fiscal quarter, and deliver the same to the Company and the Manager within 45 days following the end of the applicable fiscal quarter. Such expenses shall be reimbursed by the Company within 45 days following delivery of the expense statement by the Sub-Advisor; provided, however, that such reimbursements may be offset by the Sub-Advisor against amounts due to the Company from the Sub-Advisor. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

     11. Limits of Manager Responsibility; Indemnification.
               (a) Pursuant to this Agreement, the Sub-Advisor will not assume any responsibility other than to render the services called for hereunder and will not be responsible for any action of the Board of Directors or the Manager in following or declining to follow its advice or recommendations. The Sub-Advisor and its Affiliates, and their respective directors, officers, managers and employees, will not be liable to the Company, any Subsidiary, the Manager, any of their directors, officers, stockholders, managers, owners or partners for acts or omissions performed or not performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Sub-Advisor’s duties under this Agreement.
               (b) The Company hereby agrees to indemnify, defend and hold harmless the Sub-Advisor, the Manager and their respective Affiliates, officers, directors, members, managers, employees, agents, successors and assigns from and against all liabilities, judgments, costs, charges, losses, expenses and claims, including attorneys’ fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties based on acts or omissions of the Sub-Advisor performed or not performed in accordance with and pursuant to this Agreement, except (i) to the extent caused by or resulting from acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Sub-Advisor’s duties under this Agreement, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction or (ii) claims by the Sub-Advisor’s employees relating to the terms and conditions of their employment with the Sub-Advisor.
               (c) The Sub-Advisor hereby agrees to indemnify the Company, the Manager and their respective directors and officers with respect to all liabilities, judgments, costs, charges, losses, expenses and claims, including attorney’s fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of (i) claims by third parties based on acts or omissions of the Sub-Advisor performed or not performed in accordance with and pursuant to this Agreement constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Sub-Advisor’s duties under this Agreement, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction or (ii) claims by the Sub-Advisor’s employees relating to the terms and conditions of their employment with the Sub-Advisor.
               (d) The party seeking indemnity (“Indemnitee”) will promptly notify the party against whom indemnity is claimed (“Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that, Indemnitor notifies Indemnitee of its election to assume such defense and settlement within thirty (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to Indemnitee, Indemnitee will (i) have the right to approve Indemnitor’s counsel (which approval will not be unreasonably withheld or delayed), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.
               (e) Reasonable expenses (including attorney’s fees) incurred by an Indemnitee in defense or settlement of a claim that may be subject to a right of indemnification hereunder may be advanced by the Company to such Indemnitee as such expenses are incurred prior to the final disposition of such claim; provided that, Indemnitee undertakes to repay such amounts if it shall be determined ultimately by a court of competent jurisdiction that Indemnitee was not entitled to be indemnified hereunder.
               (f) The Sub-Advisor shall remain entitled to exculpation from the Company and the Manager and indemnification from the Company pursuant to this Section 11 (subject to the limitations set forth herein) with respect to any matter arising prior to the termination of this Agreement and shall have no liability to the Company or the Manager in respect of any matter arising after such termination unless such matter arose out of events or circumstances that occurred prior to such termination.
     12. No Joint Venture. Nothing in this Agreement shall be construed to make the Company, the Manager and the Sub-Advisor partners or joint venturers or impose any liability as such on either of them.
     13. Term; Termination; Termination Payment.
          (a) This Agreement shall become effective on the date first set forth above. This Agreement may be terminated by the Sub-Advisor at any time without penalty upon giving the Company and the Manager 60 days’ prior written notice (which notice may be waived by the Company), and may be terminated by the Company at any time without penalty upon giving the Sub-Advisor 60 days’ prior written notice (which notice may be waived by the Sub-Advisor). This Agreement shall terminate automatically (i) immediately upon termination of the Management Agreement or (ii) in the event of its assignment (as “assignment” is defined in the Investment Advisers Act of 1940).
          (b) If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as otherwise expressly provided herein.
          (c) The Company may terminate this Agreement effective 30 days after notice of termination from the Company to the Sub-Advisor in the event that any of the following occur: (i) the Sub-Advisor commits any act of gross negligence in the performance of its duties under this Agreement, (ii) the Sub-Advisor commits any act of fraud, misappropriation of funds, or embezzlement against the Company, (iii) the Sub-Advisor, in its corporate capacity (as distinguished from the acts of any employees of the Sub-Advisor which are taken without the complicity of any of the executive officers of the Sub-Advisor), commits any other willful and material violation of this Agreement and such willful and material violation continues for a period of 30 days after written notice thereof specifying such violation and requesting that the same be remedied in such 30 day period, (iv) Brookfield Asset Management Inc. does not

Control the Sub-Advisor, (v) the Bankruptcy of the Sub-Advisor or (vi) the dissolution of the Sub-Advisor.
          (d) Upon a termination of this Agreement pursuant to this Section 13 (other than pursuant to Section 13(c) hereof, the Manager will continue to pay the Sub-Advisor termination fees equal to the amount of annual investment advisory fees and termination fees that would otherwise be due and payable pursuant to Section 8 in the absence of a termination of this Agreement until April 28, 2020 whereupon the foregoing obligation to pay termination fees shall cease.
     14. Action Upon Termination or Expiration of Origination Period. From and after the effective date of termination of this Agreement pursuant to Section 13, the Sub-Advisor shall not be entitled to compensation for further services under this Agreement but, other than in the event of a termination pursuant to Section 13(c)(i), (c)(ii) or (c)(iii), shall be paid all compensation accruing to the date of termination, reimbursement for all operating expenses of the Company borne by the Sub-Advisor for the benefit of the Company and a termination fee, if applicable. Upon such termination or expiration, the Sub-Advisor shall reasonably promptly:
          (a) deliver to the Board of Directors a full accounting, including a statement showing all payments collected and all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and through the termination date; and
          (b) deliver to the Company all property and documents of the Company provided to or obtained by the Sub-Advisor pursuant to or in connection with this Agreement, including all copies and extracts thereof in whatever form, then in the Sub-Advisor’s possession or under its control.
     15. Assignment. None of the parties hereto may assign its duties under this Agreement.
     16. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission against answerback, or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Company:	Crystal River Capital, Inc.
c/o Hyperion Brookfield Asset Management, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010
Attn: General Counsel
Facsimile: (212) 549-8310

If to the Manager:	Hyperion Crystal River Capital Advisors, LLC
c/o Hyperion Brookfield Asset Management, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010
Attn: General Counsel
Facsimile: (212) 549-8310

If to the Sub-Advisor:	Brookfield Crystal River Capital L. P. Suite 300, BCE Place 181 Bay Street, P.O. Box 771 Toronto, Canada M5J 2T3 Attn: Legal Counsel Facsimile: (416) 365-9642
Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.
     17. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.
     18. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.
     19. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York.
     20. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     21. Titles Not to Affect Interpretation. The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.
     22. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
     23. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     24. Principles of Construction. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

CRYSTAL RIVER CAPITAL, INC.

By:	/s/ John H. Dolan

Name: John H. Dolan
Title: Chief Investment Officer

THE MANAGER:

HYPERION BROOKFIELD CRYSTAL RIVER CAPITAL ADVISORS, LLC

By:	/s/ John J. Feeney, Jr.

Name: John J. Feeney, Jr.
Title: Executive Vice President

THE SUB-ADVISOR:

BROOKFIELD CRYSTAL RIVER CAPITAL L. P.

By:	Brookfield Crystal River Capital Inc.,
Its sole general partner

By:	/s/ Bruce Robertson

Name: Bruce Robertson
Title: President
[Signature Page to Brookfield Crystal River Capital Sub-Advisory Agreement]